Exhibit 16.1

KPMG LLP Chartered Accountants 600 de Maisonneuve Blvd. West Suite 1500 Tour KPMG Montréal, Québec H3A 0A3	Telephone Fax Internet	(514) 840-2100 (514) 840-2187 www.kpmg.ca

November 12, 2010

Securities and Exchange Commission

Washington, DC 20549

USA

Ladies and Gentlemen:

We were previously principal accountants for Dialogic Corporation (the predecessor to Dialogic Inc.) and, under the date of July 10, 2010, we reported on the consolidated financial statements of Dialogic Corporation as of and for the years ended December 31, 2009 and 2008. On November 9, 2010, we were dismissed as auditors. We have read Dialogic Inc.’s statements included under Item 4.01(a) of its Form 8-K dated November 9, 2010, and we agree with such statements. We are not in a position to agree or disagree with the statements of the registrant contained in Item 4.01(b).

Very truly yours,

/s/ KPMG LLP

Chartered Accountants

Montréal, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.